Exhibit 4.1

DESCRIPTION OF OUR SECURITIES

Capitalized terms used but not defined herein have the meaning ascribed to them in the annual report on Form 10-K to which this Description of Securities is an exhibit.

Stock

Our authorized stock consists of 100,000,000 shares of stock, par value $0.001 per share, of which 75,000,000 shares are common stock, 12,500,000 of which are classified as Class S common stock, 12,500,000 of which are classified as Class D common stock, 12,500,000 of which are classified as Class I common stock and 37,500,000 of which are classified as Class A common stock, and 25,000,000 shares are classified as preferred stock. Currently, we are only offering for sale shares of our Class S, Class D and Class I common stock. Our Class A common stock was issued in connection with our previously terminated continuous offering and is only expected to be issued in the future in connection with the reinvestment of distributions. There is currently no market for our common stock, and we do not expect that a market for our shares will develop in the future. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally will not be personally liable for our debts or obligations.
Common Stock
Under the terms of our charter, all shares of our Class S, Class D, Class I and Class A common stock will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our Class S, Class D, Class I and Class A common stock (which shall be done pro rata among the stockholders of shares of a specific class) at the same time and in different per share amounts on such Class S, Class D, Class I and Class A common stock if, as and when authorized by our board of directors and declared by us out of assets legally available. Except as may be provided by our board of directors in setting the terms of classified or reclassified stock, or as described below and in “Plan of Distribution” shares of our common stock will have no preemptive, exchange, conversion or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the aggregate assets available for distribution to holders of common stock shall be determined in accordance with applicable law and our charter. Each holder of common stock shall be entitled to receive, ratably with each other holder of common stock, that portion of the assets available for distribution as the number of outstanding shares of stock held by such holder bears to the total number of outstanding shares then outstanding. Except for any matter requiring a separate class vote of one or more classes as provided in our charter, Class S, Class D, Class I and Class A common stock will vote together as a single class, and each share is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There will be no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will be able elect all of our directors then standing for election, and holders of less than a majority of such shares will be unable to elect any director.
Class S Shares
No upfront selling commissions are paid for sales of any Class S shares, however, if you purchase Class S shares from certain participating brokers, they may directly charge you transaction or other fees in such amount as they may determine, provided that participating brokers limit such charges to a 3.5% cap on NAV for Class S shares.
We pay the Distributor over time a shareholder servicing and/or distribution fee with respect to our outstanding Class S shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares, including any Class S shares issued pursuant to our distribution reinvestment plan, which is included in the 10% underwriting compensation limit as discussed in “Plan of Distribution.” The shareholder servicing and/or distribution fees are paid monthly in arrears. The Distributor reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers for ongoing shareholder services performed by such participating brokers.

Class D Shares
No upfront selling commissions are paid for sales of any Class D shares, however, if you purchase Class D shares from certain participating brokers, they may directly charge you transaction or other fees in such amount as they may determine, provided that participating brokers limit such charges to a 1.5% cap on NAV for Class D shares.
We pay the Distributor over time a shareholder servicing and/or distribution fee with respect to our outstanding Class D shares equal to 0.25% per annum of the aggregate NAV of our outstanding Class D shares, including any Class D shares issued pursuant to our distribution reinvestment plan, which is included in the 10% underwriting compensation limit as discussed in “Plan of Distribution.” The shareholder servicing and/or distribution fees are paid monthly in arrears. The Distributor reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers for ongoing shareholder services performed by such participating brokers.
Class D shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class D shares, (2) through participating brokers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through transaction/brokerage platforms at participating brokers, (4) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, (5) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (6) other categories of investors that we name in an amendment or supplement to this prospectus.
Class I Shares
No upfront selling commissions or shareholder servicing and/or distribution fee is paid for sales of any Class I shares.
Class I shares are generally available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) by institutional accounts as defined by FINRA Rule 4512(c), (3) through bank-sponsored collective trusts and bank-sponsored common trusts, (4) by retirement plans (including a trustee or custodian under any deferred compensation or pension or profit sharing plan or payroll deduction IRA established for the benefit of the employees of any company), foundations or endowments, (5) through certain financial intermediaries that are not otherwise registered with or as a broker-dealer and that direct clients to trade with a broker-dealer that offers Class I Shares, (6) through investment advisers registered under the Investment Advisers Act of 1940 or applicable state law that are also registered with or as a broker-dealer, whose broker-dealer does not receive any compensation from the Fund or from the Distributor, (7) by the Company’s officers and directors and their immediate family members, as well as officers and employees of PCM and their immediate family members, (8) by participating brokers and their affiliates, including their officers, directors, employees and registered representatives, as well as the immediate family members of such persons, as defined by FINRA Rule 5130, (9) through bank trust departments or any other organization or person authorized to act as a fiduciary for its clients or customers, and (10) by any other categories of purchasers that we name in an amendment or supplement to this prospectus. In certain cases, where a holder of Class S or Class D shares exits a relationship with a participating broker for this offering and does not enter into a new relationship with a participating broker for this offering, such holder’s shares may be exchanged into an equivalent NAV amount of Class I shares.
Other Terms of Common Stock
We will cease paying the shareholder servicing and/or distribution fee on the Class S shares and Class D shares on the earlier to occur of the following (i) a listing of Class A shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including selling commissions, the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. In addition, consistent with the exemptive relief allowing us to offer multiple classes of shares, at the end of the month in which the Distributor in conjunction with the transfer agent determines that underwriting compensation, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to shares held in a common shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares (or a lower limit as determined by the Distributor or the applicable participating broker), we will cease paying the shareholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such common stockholder’s account. We may modify this requirement if permitted by applicable exemptive relief. At the end of such month, the applicable Class S shares or Class D shares in such common stockholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares. In addition, immediately before any liquidation, dissolution or winding up, each Class S share, Class D share and Class I share will automatically convert into a number of Class A shares (including any fractional shares) with an equivalent NAV as such share.
Preferred Stock
Under the terms of our charter, our board of directors is authorized to issue shares of preferred stock in one or more classes or series without stockholder approval. The board has discretion to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of preferred stock. Preferred stock could be issued with rights and preferences that would adversely affect the holders of common stock. Preferred stock could also be used as an anti-takeover device. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers of the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.
Maryland law requires a corporation (unless its charter provides otherwise, which our charter does) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
Our bylaws obligate us, to the fullest extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify (i) any present or former director or officer, (ii) any individual who, while a director or officer and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, or (iii) the Adviser or any of its affiliates acting as an agent for us, from and against any claim or liability to which the person or entity may become subject or may incur by reason of their service in that capacity, and to pay or reimburse their reasonable expenses as incurred in advance of final disposition of a proceeding. In accordance with the 1940 Act, we will not indemnify any person for any liability to the extent that such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Notwithstanding the foregoing, and in accordance with guidelines adopted by NASAA, our bylaws prohibit us from indemnifying nor holding harmless an officer, director, employee, controlling person and any other person or entity acting as our agent (which would include, without limitation, the Adviser and its affiliates) unless each of the following conditions are met: (1) we have determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (2) the particular party seeking indemnification was acting or performing services on our behalf; (3) such liability or loss was not the result of the particular party's negligence or misconduct; and (4) such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders. We may not indemnify and may not hold harmless any other person who is not listed above.
The Second Amended and Restated Advisory Agreement provides that the Adviser and its officers, managers, controlling persons and any other person or entity affiliated with it acting as our agent will not be entitled to indemnification (including reasonable attorneys’ fees and amounts reasonably paid in settlement) for any liability or loss suffered by the Adviser or such other person, nor will the Adviser or such other person be held harmless for any loss or liability suffered by us, unless: (1) we have determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests; (2) the Adviser or such other person was acting on behalf of or performing services for us; (3) the liability or loss suffered was not the result of negligence or misconduct by the Adviser or such other person acting as our agent; and (4) the indemnification or agreement to hold the Adviser or such other person harmless for any loss or liability is only recoverable out of our net assets and not from our stockholders. In accordance with the 1940 Act, we will not indemnify certain persons for any liability to which such persons would be subject by reason of such person’s willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
Anti-Takeover Provisions of the Maryland General Corporation Law and Our Charter and Bylaws
The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.
Election of Directors, Number of Directors; Vacancies; Removal
Under our bylaws, directors will be elected by the affirmative vote of the holders of a majority of the shares of capital stock outstanding and entitled to vote thereon.
Our charter provides that a majority of our board of directors must be independent directors, and the 1940 Act requires that a majority of our board of directors be persons other than “interested persons” as defined in the 1940 Act.
Our charter provides that the number of directors will be set by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time establish, increase or decrease the number of directors. However, the number of directors may never be less than three, except within 60 days after the death, removal or resignation of a director. Except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.
Classified Board of Directors
Our board of directors is divided into three classes of directors serving classified three-year terms. Each year one class of directors will be elected to our board of directors by the stockholders to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until his or her successor is duly elected and qualifies. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified board of directors will help to ensure the continuity and stability of our management and policies.
Action by Stockholders
The Maryland General Corporation Law provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter permits consent by the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of the board of directors or (c) by a stockholder who was a stockholder of record both at the time of giving of notice and at the time of the annual meeting and is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by our board of directors, the chairman of our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders who are stockholders of record at the time of the request and are entitled to cast not less than 10% of all the votes voting together as a single class entitled to be cast on such matter at such meeting. Any special meeting called by such stockholders shall be held not less than 15 nor more than 60 days after the record date for such meeting. The board of directors must set a record date for such meeting that is not later than 30 days after the secretary receives a valid special meeting request.
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange, convert or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders voting together as a single class entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.
Under our charter, provided that our directors then in office have approved and declared the action advisable and submitted such action to the stockholders, an amendment to our charter that requires stockholder approval, a merger, or a sale of all or substantially all of our assets or a similar transaction outside the ordinary course of business, must generally be approved by the affirmative vote of stockholders, voting together as a single class, entitled to cast at least a majority of the votes entitled to be cast on the matter. Notwithstanding the foregoing, (i) amendments to our charter to make our common stock a “redeemable security” or to convert the company, whether by merger or otherwise, from a closed-end company to an open-end company, (ii) the dissolution of the company and (iii) amendments to the amendment, extraordinary actions and appraisal right provisions of our charter each must be approved by the affirmative vote of stockholders, voting together as a single class, entitled to cast at least two-thirds of the votes entitled to be cast on the matter.
Our charter and bylaws provide that the board of directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws, provided that any alteration, amendment or repeal of our bylaws that adversely affects the rights of the stockholders shall require the concurrence by the holders of a majority of the shares entitled to vote on the matter.
Our charter provides that the stockholders may, upon the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, voting together as a single class, direct that the Company:
•Amend the investment advisory agreement, bylaws and/or charter;
•Remove our Adviser and elect a new investment adviser;
•Remove a director without cause;
•Dissolve the Company;
•Suspend the liquidation of the Company or other Liquidity Event (as defined in our charter); or
•Approve or disapprove the sale of all or substantially all of the assets of the Company (unless such sale is in the ordinary course of the Company's business).
Without the approval of stockholders entitled to cast a majority of all the votes, voting together as a single class, entitled to be cast on the matter, the Sponsor (as defined in our charter), our Adviser and our board of directors may not:
•Amend the investment advisory agreement, bylaws and/or charter, except for amendments that do not adversely affect the rights of the stockholders;
•Voluntarily withdraw as our Investment Adviser unless such withdrawal would not affect our tax status and would not materially adversely affect our stockholders;
•Appoint a new investment adviser;

•Sell all or substantially all of our assets; and
•Cause the merger or other reorganization of the Company.
No Appraisal Rights
Except with respect to appraisal rights arising in connection with the Control Share Act defined and discussed below, as permitted by the Maryland General Corporation Law, our stockholders will not be entitled to exercise appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.
Control Share Acquisitions
The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, which we refer to as the Control Share Act. Shares owned by the acquirer, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at time in the future. However, we will amend our bylaws to be subject to the Control Share Act only if the board of directors determines that it would be in our best interests.

Business Combinations Act
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.
A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which they otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Additional Provisions of Maryland Law
Subtitle 8 of Title 3 of the Maryland General Corporation Law (“Subtitle 8”) provides that a Maryland corporation that is subject to the Exchange Act and has at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws.
•classify itself;
•provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;
•reserve for itself the exclusive power to fix the number of directors;

•provide that a director may be removed only by the vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast; and
•provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.
A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute.
We have elected to be subject to the provisions of Subtitle 8 to classify our board of directors and provide that all vacancies on the board of directors resulting from an increase in the size of the board or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. The election to the vacancy provision of Subtitle 8 is subject to applicable requirements of the 1940 Act and to the provisions of any class or series of preferred stock established by the board, and provided that independent directors shall nominate replacements for any vacancies among the independent directors’ positions. Our charter and bylaws already vest in our board of directors the exclusive power to fix the number of directors. In the future, the Company’s board of directors may elect, without stockholder approval, to adopt one or more of the other provisions of Subtitle 8.
Conflict with the 1940 Act
Our bylaws provide that, if and to the extent that any provisions of the Maryland General Corporations Law, including the Control Share Act (if we amend our bylaws to be subject to such law) and the Business Combinations Act, or any provisions of our charter or bylaws, conflicts with any provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.
Access to Records
Any stockholder will be permitted access to all of our records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Inspection of our records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours. An alphabetical list of the names, addresses and business telephone numbers of our stockholders, along with the number of shares held by each of them, will be maintained as part of our books and records and will be available for inspection by any stockholder or the stockholder's designated agent at our principal executive office upon the request of such stockholder. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. A copy of the list will be mailed to any stockholder who requests the list within ten days of the request. A stockholder may request a copy of the stockholder list for any proper and legitimate purpose, including, without limitation, in connection with matters relating to stockholder voting rights and the exercise of stockholder rights under federal proxy laws. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. Such copy of the stockholder list shall be printed in alphabetical order, on white paper, and in readily readable type size (no smaller than 10 point font).

A stockholder may also request access to any other corporate records. If a proper request for the stockholder list or any other corporate records is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list or other requested corporate records as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or other information for the purpose of selling or using the list for a commercial purpose not related to the requesting stockholder's interest in our affairs. We may also require that such stockholder sign a confidentiality agreement in connection with the request.
Reports to Stockholders
As required because of our election of BDC status, we will file annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, respectively, proxy statements and other reports required by the federal securities laws with the

SEC via the SEC’s EDGAR filing system. These reports will be available upon filing on the SEC’s website at www.sec.gov. These reports will also be available on our website at www.pfloat.com. Information contained on our website is not incorporated by reference into this exhibit, and you should not consider that information to be part of this exhibit. You may access and print all documents provided through this service. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You will authorize us to provide this prospectus, including any amendments and/or supplemented thereto, annual reports and other information electronically through your subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents in paper form by mail, all documents will be provided electronically. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as online charges. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.